UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No. )

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Kimco Realty Corporation

 (Exact Name of Registrant as Specified In Its Charter)

________________________________________________________ (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KIMCO REALTY CORPORATION

3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

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ADDITIONAL MATERIAL FOR PROXY STATEMENT

DATED MARCH 27, 2009

As previously reported, Paul Dooley, Vice President of Property Tax/Insurance of Kimco Realty Corporation (the "Company"), is the son of Richard G. Dooley, a nominee for election to the Board of Directors of the Company. Paul Dooley is not an executive officer (as defined in SEC Rule 3b-7) or part of a policy-making group of the Company.

Frank Lourenso, also a nominee for election to the Board of Directors, continues to be employed by JPMorgan Chase & Co. ("JP Morgan") but is not an executive officer (as defined in SEC Rule 3b-7) or part of a policy-making group at JP Morgan and does not have administrative or operational responsibilities there. An affiliated entity, JP Morgan Chase Bank, N.A., has in the past provided commercial banking services to the Company but currently is not the Company's primary lending or advisory relationship. There are more than 35 different financial institutions at the national, regional and local levels with which the Company maintains deposit, banking and advisory relationships.  Another affiliated entity, J.P. Morgan Securities Inc., is compensated primarily in connection with its commitment to provide funds as a participant in various capital market transactions.  None of the JP Morgan related entities was a party to the Company's $220 million unsecured term loan credit facility or a member of the underwriting syndicate in the Company's $747 million common stock offering, both of which were consummated in April 2009.